Exhibit 28 (j) under Form N-1A

Exhibit 23 under item 601/REG. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 79 to the Registration Statement (Form N-1A, No. 2-91091) of Federated Hermes High Yield Trust (formerly, Federated High Yield Trust), and to the incorporation by reference of our report, dated April 22, 2021, on Federated Hermes Opportunistic High Yield Bond Fund (formerly, Federated High Yield Trust) (one of the portfolios constituting Federated Hermes High Yield Trust (formerly, Federated High Yield Trust)), included in the Annual Report to Shareholders for the fiscal year ended February 28, 2021.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 22, 2021